Exhibit 99.1

TenFold Announces Estimated Third Quarter 2004 Results

SALT LAKE CITY, Utah – October 4, 2004 – TenFold® Corporation (OTC: TENF.OB), provider of the EnterpriseTenFold™ platform for building and implementing enterprise applications, today announced estimated financial results for its third quarter of 2004, which ended September 30, 2004.

“We’ve observed in prior quarters that from the time we enter our quiet period until we publish our financial results, the reduced flow of information appears to create uncertainty about TenFold. So although we are not widely followed, we are providing an update on our expected status at the end of our third quarter,” said Dr. Nancy Harvey, TenFold’s President and CEO. “We will discuss progress and milestones on our quarterly conference call, currently scheduled for late October.”

Subject to the results of its quarterly close and auditor review, TenFold anticipates reporting Q3 revenues of approximately $1.6 million, and operating and net losses of approximately $2.3 million. TenFold’s net cash outflow for Q3 is approximately $2.2 million and ending Q3 cash approximately $6.9 million. With these estimated Q3 results, TenFold affirms its prior guidance that it expects to be profitable for the year.

“These results are consistent with expected trends as we transition TenFold from a services company to a product company. As we convert our business model from a services company to a technology-product company, we are transitioning old-model, consulting customers to self-sufficiency, and are experiencing an expected decline in history-based, consulting-services revenues. The loss also reflects our continued investment in specific marketing initiatives intended to drive TenFold toward the ‘Tipping Point’ by creating awareness and generating leads, as well as the cost of new direct sales staff to convert those leads to deals,” said Dr. Harvey.

“In the past quarter, we achieved important milestones that better position us to meet our operational and financial goals as we become a product company.

We conducted TenFold Seminars in four major markets in the US and UK. These seminars are crucial to branding our senior technology executives as industry luminaries and our product as innovative, yet highly practical and affordable. TenFold Seminars, and associated marketing initiatives, have also been instrumental in generating sales leads.

We tested several complementary marketing strategies including print advertising, an attention-getting billboard, and multi-touch marketing as awareness building and lead generating tools.

We garnered coverage of TenFold technology in two widely-read industry publications.

During the quarter, we announced 11 new TenFold customers, most of whom were signed in prior quarters, and successfully completed several small revenue-producing projects. These customers represent diverse industries – medical devices, biotechnology, semiconductors, healthcare, software and communications, among others. We are encouraged to see that our expectation that TenFold technology would be adopted in a number of different industries is beginning to happen.

We made significant progress in product development, announcing eight major new product features important to our existing and target customers. As previously announced, the next major release of our EnterpriseTenFold platform is on schedule and will be available shortly. This release includes more new features and substantial performance and productivity enhancements,” continued Dr. Harvey.

After the completion of its quarterly close and auditor review in late October, TenFold expects to release its financial results, hold a quarterly conference call and discuss important progress milestones.

For more information about TenFold or EnterpriseTenFold, contact Sally White at (801) 619-8232 or at swhite@tenfold.com.

About TenFold

TenFold (OTC Bulletin Board: TENF) licenses its patented technology for applications development, EnterpriseTenFold(TM), to organizations that face the daunting task of replacing obsolete applications or building complex applications systems. Unlike traditional approaches, where business and technology requirements can create difficult IT bottlenecks, EnterpriseTenFold technology lets a small team of business people and IT professionals design, build, deploy, maintain, and upgrade new or replacement applications with extraordinary speed, superior applications quality and power features. For more information, call (800) TENFOLD or visit www.tenfold.com.

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This release contains forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “expect,” “anticipate,” “estimate,” “should,” “will,” “may,” or the negatives thereof, or similar terminology, or by discussions of strategy or benefits of technology. Forward-looking statements in this release include estimated third quarter 2004 financial results, expected timing for releasing third quarter 2004 financial results, estimated 2004 profitability, expected future growth, and that EnterpriseTenFold technology lets a small team build, and maintain applications with extraordinary speed and quality and with limited demand on IT resources. Our business and operations are subject to a wide variety of risks and uncertainties that may cause actual future events or results to differ materially from those described in the forward-looking statements. Factors that could cause TenFold’s actual third quarter 2004 financial results, third quarter earnings release date, 2004 profitability, and future growth to differ materially from those in the forward-looking statements include accounting adjustments made in closing the financial statements and quarterly review or annual audit, and lack of success in sales and marketing efforts due to such factors as unfavorable industry or economic conditions, increased competition, or inadequate capital. Factors that could cause actual benefits of the TenFold product and technology to differ materially from those in the forward-looking statements include inadequate training, incorrect installation, use of unsupported hardware and software versions or combinations thereof, and inadequate consultation with TenFold support personnel. These and other factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in greater detail in certain documents filed by TenFold Corporation with the Securities and Exchange Commission, including but not limited to, the most recent reports on Forms 10-Q and 10-K. We make no commitment to revise or update any forward-looking statement to reflect events or circumstances after the date such statement is made.

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TenFold and EnterpriseTenFold are trademarks of TenFold Corporation. All other trademarks and registered trademarks are the property of their respective owners.

Press Contacts:

Sally N. White

TenFold Corporation

801-619-8232

swhite@tenfold.com

Ann Norman

Coltrin & Associates

212-221-1616

ann_norman@coltrin.com

Benoit Rungeard

Coltrin & Associates

650-373-2005

benoit_rungeard@coltrin.com

Brad Thatcher

Coltrin & Associates

212-221-1616

brad_thatcher@coltrin.com